EXHIBIT A(13)(p)

PRUCO LIFE INSURANCE COMPANY


|  Insured                                  |  Rider for Policy No.
|                                           |
|_____________________________________      |___________________________________


INSURED'S WAIVER OF PREMIUM BENEFIT

Total Disability Benefit.--We will waive contract premiums that fall due while the Insured is totally disabled. But this is subject to all the provisions of this Benefit and of the rest of this contract.

Disability Defined.--When we use the words disability and disabled in this Benefit we mean total disability and totally disabled. Here is how we define them: (1) until the Insured has stayed disabled for two years, we mean that he or she is, due to sickness or injury, completely unable to do any of the substantial duties of his or her regular occupation; but (2) after the Insured has stayed disabled for two years, we mean that he or she cannot, due to sickness or injury, do any gainful work for which he or she is reasonably fitted by education, training, or experience.

Except for what we state in the next sentence, we will at no time regard an Insured as disabled who is doing gainful work for which he or she is reasonably fitted by education, training, or experience. We will regard an Insured as disabled, even if working or able to work, if he or she incurs, during a period in which premiums are eligible to be waived as we describe below, one of the following: (1) permanent and complete blindness of both eyes; or (2) severance of both hands at or above the wrists or both feet at or above the ankles; or (3) severance of one hand at or above the wrist and one foot at or above the ankle.

Premiums Eligible To Be Waived.--If the Insured becomes disabled before the first contract anniversary after his or her 60th birthday and that disability begins (1) on or after the first contract anniversary after his or her 5th birthday, it the date of this rider was before that birthday; or (2) on or after the date of the rider, if that date was on or after his or her 5th birthday, we will waive all premiums that fall due while he or she stays disabled.

If the Insured becomes disabled on or after the first contract anniversary after his or her 60th birthday, we will waive only those premiums that fall due before the first contract anniversary after his or her 65th birthday and while he or she stays disabled.

If the Insured becomes disabled on or after the first contract anniversary after his or her 60th birthday, we will not waive any premium that falls due in that period of disability.

Conditions.--Both of these conditions must be met: (1) The Insured must become disabled while this contract is in force with no premium in default past its days of grace. (2) The Insured must stay disabled for a period of at least six months while living.

Exceptions.--We will not waive any premium if the Insured becomes disabled from: (1) an injury he causes to himself, or she causes to herself, on purpose; or (2) sickness or injury due to service on or after the date of this rider in the armed forces of any country(ies) at war. The word war means declared or undeclared war and includes resistance to armed aggression.

Successive Disabilities.--Here is what happens if the Insured has at least one premium waived while disabled, then gets well so that premium payment resumes, and then becomes disabled again. In this case, we will not apply the six-month period that would otherwise be required by Condition (2) and will consider the second period of disability to be part of the first period unless (1) the Insured has done gainful work, for which he or she is reasonably fitted, for at least six months between the periods; or (2) the Insured became disabled the second time from an entirely different cause.

If we do not apply the six-month period required by Condition (2), we also will not count the days when there was no disability as part of the two year period when disability means the Insured cannot do any of the duties of his or her regular occupation.

Notice and Proof of Claim.--Notice and proof of any claim must be given to us while the Insured is living and disabled, or as soon as reasonably possible. If notice or proof is not given as soon as reasonably possible, we will not waive any premium due more than one year before the date the notice or proof is given to us. We may require proof at reasonable times that the Insured is still disabled.

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After he or she has been disabled for two years, we will not ask for proof more than once a year. As a part of any proof, we have the right to require that the Insured be examined at our expense by doctors of our choice.

Recovery from Disability.--We will stop waiving premiums if (1) disability ends; or (2) we ask for proof that the Insured is disabled and we do not receive it; or (3) we require that the Insured be examined and he or she fails to do so.

Miscellaneous.--Any premiums that fall due are payable until we approve a claim. We will refund any premium paid that is later waived. But we will not, of course, refund any premium or part of a premium that was or is to be returned in accord with the Premium Adjustment provision in this contract.

There might be unpaid premiums that fall due (1) after disability starts; but
(2) more than one year before we have notice of claim at our Service Office. Or disability might start in the days of grace of an unpaid premium. In either case, if we are otherwise able to approve a claim, those unpaid premiums that we do not waive will be due us with compound interest at 6% a year. If we do not receive them, we will deduct them with interest from any amount we pay under the contract.

Any premium we waive will be at the frequency in effect when the Insured becomes disabled.

If we waive premiums, the effect on this contract will be the same as if the premiums had been paid in cash. But the Premium Adjustment provision will not apply to any premium that was not paid because it was waived under this Benefit.

If we owe the Insured a refund of premium but have not paid it before his or her death, we have the choice of paying the beneficiary for insurance payable upon the death of the Insured or the Insured's estate.

Benefit Premiums.--The premiums for this Benefit are a part of the contract premiums due before the first contract anniversary after the Insured's 65th birthday.

Termination.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the end of the day that is the last premium due date in the premium period;

3. the end of the day before the first contract anniversary after the Insured's 65th birthday, unless the Insured has stayed disabled since before the first contract anniversary after the 6Oth birthday;

4. the date the contract is surrendered under its Cash Value Option, if it has one; and

5. the date the contract ends for any other reason.


                           | RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT
                           |
                           |
                           | Signed by the Company,
                           |
                           |
                           | By /s/ ISABELLE L. KIRCHNER
                           |    -----------------------------
                           |        Secretary
                           |
                           |
                           | Date                        Attest
                           |____________________________________________________



PLI 66-82                                                     Printed in U.S.A.

                                     II-194